Exhibit 99



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For More Information Contact:

Investor Relations
Astea International, Inc.
Rick Etskovitz, Chief Financial Officer
215-682-2500
ricke@astea.com


FOR IMMEDIATE RELEASE:

                    Astea Reports Third Quarter 2003 Results

Horsham, PA, November 14, 2003-- Astea International Inc. (NASDAQ:ATEA), a global provider of Service Smart, Enterprise Proven CRM solutions, today released financial results for its third fiscal quarter of 2003.

For the quarter ended September 30, 2003, Astea reported revenues of $2.8 million compared to revenues of $3.1 million in the previous quarter. Net loss for the third quarter was $1.6 million or $ 0.54 per share compared to the net loss of $1.5 million or $0.51 per share for the previous quarter.

For the nine months ended September 30, 2003, the Company reported revenues of $10 million and a net loss of $3.5 million or $1.21 per share compared to revenues of 12.1 million and a net loss of $1.6 million or $ 0.56 per share for the same period in 2002. Overall service and maintenance revenues increased 10% compared to the same period in 2002.

"While this quarter was disappointing, we are very encouraged by the early activity in the fourth quarter and what we are seeing for the first quarter next year," said Zack Bergreen, CEO of Astea International. "As the market is transitioning for an economic turnaround in capital spending, we are very well positioned to benefit. This is because during the prolonged tech spending slump,




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we continued to execute on the basics - focusing on delivering our new generation of service management applications on the .NET platform, maintaining the highest level of satisfaction for our global customer base, and supporting major worldwide implementations."

Astea has also made substantial progress in fundamental areas. The Company implemented a reverse split and regained good standing with Nasdaq. This month, Astea is launching its expanded and enhanced user group program - ACE, Astea Customer Exchange - that consists of programs such as an advisory board and user conference which are direct channels for its customers to provide product feedback and new functionality requirements. In order to support more customer engagements and ensure customer satisfaction, the Company has hired additional service professionals in the United States. Astea added a very experienced new board member, TJ Reilly. It appointed a dynamic Managing Director for the Pacific Rim, Paul Buzby, who joins Astea after a varied and successful software career, most recently with Onyx and SalesLogix. And finally, the Company hired Ken Roy as the new vice president of Sales for North America. Ken brings over 17 years of software sales experience, including tenures at PTC, Oracle, Sybase and Synquest. This momentum will assist Astea in executing on its ambitious growth plans for 2004.

THIRD QUARTER HIGHLIGHTS

        o Customer migrations from Astea's legacy Dispatch-1 product to its Astea Alliance CRM suite include Ascent Media Systems & Technology Services, and Gambro Technical Services
        o Customer wins and add-ons include Axis Computers, Electronic Interface Associates and Memorex Telex; and Alliance Laptop users at Haemonetics and Diagnostica Stago
        o Business development momentum continues with Telcordia, a SAIC company and one of the world's largest telecommunications providers, who are deploying its Force System with Astea Alliance to supplement its workforce management capabilities with service management processes. A US-based telecommunications company is the first customer of the joint Astea / Telcordia offering.
        o       Enterprise go-lives include Carrier and Unicom.



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        o       Momentum in the adoption of wireless solutions include go-lives at Toshiba Electronic Imaging, Haemonetics, Diagnostica Stago, and Phoenix IT.
        o Continued investment and development of Astea's new generation of applications that include functionality enhancements for its thin client offering based on Microsoft technology and XML coding. Highly scalable, it will allow Astea to pursue large opportunities and enable the Company to offer replacement product to its very large-scale legacy base of customers.

Astea will host an earnings conference call that will be broadcast live over the Internet on Friday November 14, 2003 at 11:00 AM EDT to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea (www.astea.com) is a global provider of service-focused CRM software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance CRM suite addresses the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Sales & Marketing, Contact Center, Field
Service, Depot Repair, Professional Services, Portals, Analytics and Mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.
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(C) 2003 Astea International Inc. Astea and Astea Alliance CRM are trademarks of
Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.